Exhibit 99.2

AEGION CORPORATION

Moderators: John Joseph Burgess and David A. Martin

April 25, 2013

9:30 a.m. ET

Operator:

Good morning, and welcome to Aegion Corporation’s First Quarter 2013 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, there will be a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this event is being recorded.

Any financial or statistical information presented during this call, including any non-GAAP information, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on Aegion’s website at www.aegion.com.

During this conference call, the company will make forward-looking statements, which are inherently subject to risks and uncertainties. Results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call. The company does not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

I will now turn the call over to John Joseph Burgess, President and CEO of Aegion. Sir, you may begin.

John Joseph Burgess:

Thank you, and welcome to our first quarter 2013 earnings call. With me today are David Martin, Senior Vice President and Chief Financial Officer; Brian Clarke, Senior Vice President, Business Integration; and Ruben Mella, Vice President of Investor Relations and Corporate Communications. We have much to share with you this morning about the challenges we faced in the first quarter and why they do not alter our full-year outlook. That’s really the central message for this call; our 2013 guidance remains intact, giving the underlying strength of our backlog and the markets we serve across our three platforms.

As we shared in our pre-announcement last month, inclement weather exceeded our typical first quarter seasonality, as did the number of customer directed project delays. Yet, the seasonal nature of nearly all of our businesses doesn’t give the first quarter the moniker of trend-setter for the full-year. Of course, we prefer our crews to work year-around with limited delays. But the period we’re entering now through the remainder of the year is in fact the one upon which our full-year results typically depend. Our assessment of the markets we serve, backlog and bid table leads us to remain committed to our original guidance of diluted earnings per share of $1.60 to $1.80.

I’ll discuss that outlook in more detail after David shares some insights on our first quarter. David?

David A. Martin:

Thank you, Joe, and good morning. Let me start with a change in our segment reporting for this quarter, where we have combined the European and Asia-Pacific Water and Wastewater businesses into a single new International Water and Wastewater segment. This change reflects the management reorganization we put in place recently for the entire Water and Wastewater platform. Joe will discuss that further later, but we’re taking actions that are very focused on cash management, increasing margins through manufacturing and technical services and eliminating low return underperforming contracting assets. We will continue to discuss these key markets we serve within this new segment throughout the year for clarity.

Secondly, I just want to mention that we posted some background slides to augment our discussion today. You’ll find that on our website, and we also filed that in an 8-K this morning. With our results detailed in the press release, I’ll focus my attention on providing some insights into our quarterly results.

As Joe stated in his opening remarks, the first quarter is always by far the lightest quarter for us, typically producing about 10% of our full-year expected earnings. It can be a volatile one as well as – because of unpredictable winter weather, primarily in the Northern Hemisphere. We’re accustomed to dealing with weather delays during this time of year and we plan our project activity accordingly to maximize crew utilization.

Unfortunately, the severity of the winter storms in Western Canada and Northeastern regions of the U.S., as well as the unusual late March storms in the Midwest led to additional project delays we experienced in the quarter. Coupled with the unexpected increase in the number of projects pushed by certain customers, you have the results we reported yesterday of $0.07 per diluted share. Gross and operating margins were down in the – as the higher margin projects we expected to begin or be completed in the quarter were pushed out into the remainder of 2013.

Now, let me put our performance into context, because we’re in a really good position to achieve our objectives over the remainder of the year. The largest variance from our expectations for the quarter was customer directed delays related to Commercial and Structural, CRTS and the Tite Liner Morocco project, in that order of importance. Our Commercial and Structural platform had several key projects in North America unexpectedly moved by our customers to the second and third quarters of this year.

The largest project impacted the quarterly operating results by approximately $1.1 million itself. There was simply a shift in the maintenance schedule with the customer, and we anticipate it will now begin in late third quarter. We also had a large number of smaller hospital projects that experienced similar schedule shifts to the coming quarter. These delays amounted to approximately $1.8 million in pre-tax profits shifting to later in the year in the C&S business.

In addition, Fyfe’s Asian operations anticipated ramping up more strongly in Hong Kong and Singapore. The industry is dealing with continued short supply of labor due to government restrictions. But we’re working to overcome them as quickly as possible. Primarily as a result these delays, we had approximately $900,000 of operating profits shift to later in the year in this region.

Our CRTS business secured two relatively small onshore South American projects, one in Brazil for Petrobras, and the other, a mining pipeline project in Chile, in support of our effort to expand our robotics technology into new markets. We now anticipate the majority of these projects will be performed in late second quarter and the third quarter. They had a low number of other projects scheduled during the first quarter and performed low margin work during the quarter as well. So we experienced unusually low gross margins in this business this quarter.

The approximate impact for the quarter in terms of pre-tax profit was $1.5 million. The good news again is these projects will be completed during the year, allowing us to make up the first quarter’s profit shortfall. As for the Tite Liner Morocco project, we had planned for a step-up in the pace of pipeline construction and installation of our Tite Liner technology throughout the first quarter. This didn’t materialize due to customer delaying pipe installation during a portion of the quarter. The approximate impact to profitability in the first quarter was $600,000.

This project should be completed by mid-summer according to their current production schedule, and we believe that our margins haven’t been materially impacted by these delays. March is typically the time we begin to see more consistent weather, making it the month that drives the vast majority of first quarter profitability. This year, however, weather forced us to shutdown crew activity in certain North American locations across several of our businesses, including our Water and Wastewater business, where we had the higher margin project activity planned.

NAR experienced an over 60% increase in lost crew days throughout the first quarter compared to the same time last year. Edmonton, Canada for example had record snowfall, which essentially shutdown our operations there in February and March. The same can be said for the U.S. Midwest, especially in the Upper Midwest and Western Missouri, where we had extraordinary late-season snowstorms, which inhibited our ability to complete the planned work in our backlog. In fact, we have continued to see unusual winter storms in April. The approximate impact of these factors on the quarter amounted approximately $1.5 million.

Fortunately, NAR recorded strong performance in the Atlantic States, the Southeast, and we made good progress on our 96-inch rehabilitation project for the Dallas Trinity River Authority, our largest current project in hand, which was partially offset – which partially offset these weather impacts. As a result, we only had a slight decline in gross profit in NAR. Our operating expenses have increased nearly $350,000 as result of the investments in our project management systems and people. So while our operating profits are down somewhat in the business due to weather, profitability would have been improved significantly year-over-year simply due to the health of the business.

The second area of weather impact came in Bayou Coatings Canada, which lost some production in February as a result of soft ground conditions from actually warmer-than-normal conditions in the early part of the quarter and a smaller demand for maintenance projects. We were able to increase production in March, but not enough to reach the results we expected for the quarter. The profit impact of these delays in the quarter was approximately $700,000. The activity appears to be recoverable in the second half of the year, once fall maintenance activities pick back up.

The third area of weather impact related to the number of East Coast Fibrwrap building projects, which experienced delays due to winter storms, mostly in late February and early March. We saw some recovery in late March. With the impact of these delays though, it still had a $200,000 profit impact in the quarter.

Our Asia-Pacific Water and Wastewater operations reduced its operating loss to $1.1 million in the quarter compared to $1.8 million last year. A portion of the loss in the first quarter included in the impact of project delays in the Queensland region of Australia relating to flooding. This has resulted in a shift of our larger diameter work to the second quarter. In fact, this work has already begun. The majority of operating loss in Asia-Pacific in Water and Wastewater business related to some residual impact from further warranty work that was ongoing in Singapore during the first quarter. This impact was approximately $700,000.

Now, we didn’t have any significant issues surrounding execution during the first quarter, with the exception of our Bayou Welding operations, where we continue to experience cost overruns related to the final stages of fabrication and preparation for load-out of a large crane that we’ve been working on for several years. This impact was approximately $1.2 million in pre-tax profit during the quarter. Again, this project is in the final stages of completion and should be delivered during the second quarter. We’re in process of rationalizing our activities related to these welding and fabrication operations within Bayou with an effort to improve profitability and returns going forward.

Despite what the ultimate result shows, we had many successes among our first quarter activities. Several of our businesses, in fact, exceeded expectations for the first quarter. Corrpro performed very well in North America and the Middle East. Gross profit for Corrpro was up 12.6% to $11.8 million, driven largely by strong project activity in the Southwestern U.S. and areas of Canada where weather didn’t significantly impede our progress. Gross margins for Corrpro nearly increased one percentage point to 22.9% in what is traditionally the business’ weakest quarter of the year.

United Pipeline Systems had a very good quarter in North America against a tough comparison to record performance last year. In Canada, we completed more lining in this quarter than expected, most of which was further south and outside the marsh conditions you see in the oil sands. Our crews in the Middle East executed more work in the quarter as well, as we increased our presence in the region. And we saw improvements over last year in the South American market as well. Because of our performance in these key geographies, gross profit increased 4.4% and gross margins expanded about 5.4 percentage points to 28.8%. Revenues for UPS were down 15.1% to $33.2 million in the quarter from the record first quarter of 2012 numbers I mentioned.

I already talked about the execution improvements in our North American Water and Wastewater segment, but obviously it offset much of the weather impacts during the quarter. Our European Water and Wastewater business showed modest improvement, with revenues increasing 9.6% to $17.6 million from $16.1 million in the first quarter of 2012. Gross margins improved nearly one percentage point to 21.6%. We reduced the operating loss as a result of essentially – to essentially breakeven from a loss of $286,000 in 2012. Again, the first quarter is the lightest seasonal quarter for this business.

In the Asia-Pacific Water and Wastewater business, we saw nice progress and profit contribution from our Malaysian projects in the first quarter of 2013. Now, during the first quarter, our effective tax rate was 16%. This tax rate includes certain discrete favorable benefits recognized in the quarter amounting to approximately $300,000. The low rate in the first quarter does not impact the outlook for the full-year rate, which is anticipated to be in the range of 28% to 30%.

First quarter cash flow from operations was $3.6 million compared to $19.2 million at this time last year. We reduced our DSOs by three days, resulting in a net $5 million improvement in cash collections, despite the impact of these project delays. The net use of cash from working capital was driven by a $13 million increase in vendor payments. This variance is really due to the difference between significantly higher fourth quarter 2012 volume and much weaker first quarter revenues, which naturally led to lower payables balances.

I believe our cash collections will continue to improve as the year progresses and the flow of our payables and accrued expenses will balance out as we move through the peak revenue generation period. With the strong earnings growth we anticipate for the full-year and our focus on working capital management, I believe we’re still on track to generate more than $100 million in cash from operations for the full-year, while it will build more momentum as the year goes on.

In terms of our uses of cash, CapEx moderated to $5 million during the quarter compared to $11 million last year. We virtually completed the Bayou Coating expansion project at this point. I expect full-year CapEx to be around $30 million to $35 million, slightly lower than our original target. We made our normal $6 million in quarterly debt repayments in the first quarter, and we’ll repay $28 million for the full-year. In the first quarter, we also repurchased shares valued at $4.5 million.

Now, with that review of the quarter, I’ll turn over the call to Joe. Joe?

John Joseph Burgess:

Thanks David. I’d like to add my perspective to our results in the quarter by making two observations. First, David gave you the breakdown of weather and customer delays. When you add all those up, it amounts to approximately $6 million pre-tax. I feel confident this will be made up in the remainder of 2013. Second, the positives in the quarter pertaining to North American Water and Wastewater, Corrpro and United, the main drivers of our performance, are critical to achieving our objectives in 2013. All of them got off to good starts this year.

Our confidence in reaffirming guidance of $1.60 to $1.80 today rests on those two conclusions from our first quarter results, and one more important factor; our view of strong end markets across the Energy and Mining and Commercial and Structural platforms in 2013, as well as the stable to modest growth in the Water and Wastewater platform, with improving conditions in North America, and the significant financial recovery we expect in our International Water and Wastewater segment. The strength we see today is supported through our backlog and bid table.

Turning to the business units, let me start with Energy and Mining. The Tite Liner Morocco project is nearing completion in the coming months. It’s a very important project for us in terms of revenue and profits contribution, as it is the largest project we’ve ever done in Energy and Mining, but more importantly, as an entry into North Africa and increasing our access to a phosphate-mining market. However, the size of the project does distort the comparisons to the prior year, and I don’t want that to prevent you from understanding the reasons why we are optimistic about the platform.

Take the backlog for Energy and Mining. If you exclude the Morocco project, year-over-year backlog grew -actually grew slightly to $197 million at the end of March compared to the same period last year. For UPS, backlog is up 86% year-over-year without Morocco to $76 million; a very positive indicator of opportunity this year for our Tite Liner technology. A good portion of that growth comes from our successful efforts to expand presence in the Middle East. We’ve maintained a base backlog of $30 million to $35 million over the last two quarters, creating a solid foundation in several countries in the region, including Kuwait, Oman and Saudi Arabia.

Market conditions in North America continue to be robust from pipeline maintenance activity and new pipe construction in the oil, gas and mining industries. Finally, South America remains a steady region for us with the case – with the base in the Chilean copper mining sector. UPS has recently been making inroads in Argentina and Brazil creating new market opportunities. We see some softness in Mexico, as PEMEX has delayed some projects. Australian project activity also is stalled and looks to be 2014 events to us. Still, UPS is poised to post a solid year, not quite the Morocco driven record revenues of last year, but with a higher margin profile that should drive close to similar profitability.

Corrpro’s backlog was $72 million at the end of March, representing a very solid foundation from which to build as we enter the peak season for project activity. The sales funnel looks promising in North America, not only in the number of projects we are pursuing, but also in focusing on the higher margin activities we specialize in for our customers. We entered the Saudi market last year through our joint venture with Saudi Trading & Research.

We’re now creating bid table and backlog in this important region for oil and gas pipeline development and maintenance that can benefit from our expertise in cathodic protection and corrosion engineering. We expect to see a modest contribution from this and efforts in other countries in the Middle East. We continue to expect both solid revenue growth and margin expansion from Corrpro in 2013.

The CRTS/Wasit project is still on track to begin this summer for the offshore and onshore welded joint coatings with our robotics technology for the 36-inch gathering lines. The onshore portion is set to begin soon, while the main offshore work will begin near the end of the second quarter. We expect that bulk of the production will take place in the third quarter.

As a reminder, this work represents roughly $25 million of revenue at high margins, now roughly evenly split between the back half of 2013 and the first half of 2014. South America is also starting to present itself as a good opportunity for CRTS. As David mentioned, we have seen some project activity there in both Chile and Brazil and we expect to see a continued growth throughout the balance of the year.

Backlog for Energy and Mining would have been even larger, if not for the decision by a customer to shift a coating project value to nearly $20 million for Bayou’s New Iberia facility into early 2014. We were expecting to receive pipe in the fall for coating in the fourth quarter. As you know, Bayou is the most susceptible to project timing. So the shift of a major project like this is a challenge for the outlook for this portion of Bayou’s operations.

The outlook in Canada remains favorable, as activity in oil sands and Alberta doesn’t appear to be slowing down for our coating operations, and we expect to see a recovery in production in the second half of the year. Our Baton Rouge joint venture is off to a good start supporting the pipeline construction build-out in the Southwest, primarily the Eagle Ford Shale in Texas. This is pipe being supplied by Stupp Brothers, our partner in Baton Rouge.

As I wrap up the discussion about Energy and Mining, we see strong end markets evident of our backlog supporting the favorable outlook for UPS, Corrpro and CRTS for the remainder of the year. We expect revenues for Energy and Mining to increase low single-digits and operating margins in 11% to 12% range. Right now, I would say the softness of the New Iberia moves the outlook to the lower end of our characterization for revenues and margins. The outlook for Corrpro remains strong with revenues growing low double-digits and operating margins in the range of 12% to 13%. And revenues for UPS are still expected to be down mid-teens because of the size of Morocco project, but margins should improve.

Turning to our Global Water and Wastewater platform, our operations in North America are poised for a strong year despite the delays in the first quarter. Sales acquisitions in March were the best in the last three years, giving us a very sizeable soft backlog that’s now sitting in apparent low bid. We expect these awards will convert to hard backlog as the year progresses. We continue to see success from our bidding discipline, reflected in continued improvement in bid margins, while achieving win rates in the range of 45% to 50%. With acquisitions pace ahead of our plans and our execution capability continue to improve, the outlook for NAR remains the same with revenues up mid-to-high single-digits and high single-digit operating margins in 2013.

David discussed the formation of the International reporting segment. From an operations and strategic perspective, combining all of the Water and Wastewater operations under one management team will help us with the overarching goal of increasing cash generation through more efficient operations and in evaluating how best to participate in our international markets in an all-of-the-above approach; whether that means contract installations, product sales through a licensing or distribution arrangement or forming joint ventures to help with entry into existing or new markets.

Tom Vossman has returned to Aegion to lead this business. Tom has been instrumental over the last few months in turning around our Asian operations. As you know, we collected significant cash in Asia last year due to the efforts of our new Asian team. The first quarter was a good start for operations in Europe. The market is still challenged in many ways. Our expectation for modest growth remains intact to deliver operating income in the range of $3 million to $4 million in 2013.

Our cautious optimism comes from improved market conditions in Spain, The Netherlands and our expectation for improvement in the U.K. after a sluggish start to the year. We have adequate backlog in these countries to achieve our goals. The outlook for the remainder of 2013 for third-party tube sales remains favorable across Europe.

Finally, our Asia-Pacific operation is executing its plan to return to profitability in 2013. That recovery plan has three elements to it. First, close out the legacy projects in Singapore and get our cash. That effort is nearly complete, as our crews finished some remaining warranty work at minimal cost. Second, properly execute the Malaysia project. We did a good job in the first quarter, including the successful completion of the largest CIPP installation we have in our current contract awards. Finally, begin work on the project activity in Brisbane. Our crews and project managers are in place and ready to begin work on these important contracts this quarter.

Moving to Commercial and Structural, with plans in place to recover from project delays in the first quarter, we believe the outlook for Commercial and Structural remains intact to deliver, in 2013, approximately 30% global revenue growth, with gross margins at or above 40% and mid-teens operating margins. We’ve accelerated some of our investments to the build-out of our business development capabilities across the key end markets of pipelines, buildings, and a focus on seismic and force protection and transportation.

Fyfe North America and NAR are working closely to leverage NAR’s sales channels in the pipeline market. We will utilize our business development resources to further develop the buildings end market through account management strategies with building owners. And in Asia, our strategy is to build a presence in key cities across all three end markets, but primarily as it relates to seismic protection.

Global backlog for C&S remains at nearly $50 million comparable to where we ended 2012. An important leading indicator is the level of proposal activity, which continues to grow in North America. Our contract backlog at the end of the first quarter was $14 million in North America, while soft backlog grew by 19% in the first quarter. This will give us some momentum entering the peak season, where sales acquisitions are expected to quickly pick up.

In fact, we already have a line of sight to an additional $50 million in near-term prospects, and that will continue to grow as we move into the third and fourth quarters. We have a sizeable backlog in Asia, anchored by the $21 million multi-year water pressure pipe rehabilitation projects in Hong Kong. This is a massive effort by the City of Hong Kong to rehabilitate roughly 1,800 miles of the 30-year-old potable water pressure network over a 15-year period.

Fyfe Asia enjoys the unique position as the only company certified for use of fiber-reinforced polymers, giving us the ability to offer our Fibrwrap technology as a non-disruptive rehabilitation solution. We also have several projects in Singapore adding to the promising outlook for Fyfe Asia this year. We expect work in Hong Kong and Singapore to pick up in the second and third quarter from a slow start – from the slow start this quarter that David described earlier.

In Japan, efforts continue to complete the nationwide certification giving Fibrwrap structural equivalency for seismic rehabilitation in commercial and residential structures. This work is close to completion. The next step for Fyfe Japan is to work with local Japanese financing agencies, so that we can be included in the financing mechanism for individual homeowners and businesses participating in the Japanese housing program. It is hard to gauge when all of this will come together, but there is a sense of urgency to get this ambitious program off the ground from the government, and the opportunity for us is very promising.

So, I covered a lot of ground this morning. Let me highlight the areas of emphasis again will have the largest impact on us in the remainder of the year. For NAR, we continue to capture significant levels of work and push it into hard backlog. I expect our North American operations will be very busy from now through the end of the year. We will focus on optimizing our CIPP position in the international markets. This means continuing our work in Europe to reassess how best to participate in the various countries.

We’ll follow a similar path in Asia, with the overall goal in both regions of significantly increasing profitability this year to generate more cash and to improve our returns. Corrpro plays a key role in the outlook for 2013, and the market dynamics support our growth objectives. CRTS is well positioned with the anticipated start of the Wasit project this summer and efforts to enter several markets in South America starting to produce projects.

The UPS Morocco project will be completed this summer, while activity in North America and South America remain favorable for the remainder of the year and into 2014. Bayou Canada and our BTR joint venture remain well positioned on the strength of capital spend in the oil sands and shale plays, primarily in Texas. We do have some challenges in our New Iberia operations to work through from the shift of their largest project of the year into 2014.

The pace is already picking up for Fyfe North America through increased proposal activity and an increasing bid table. As I mentioned, we have good line of sight to $50 million in near-term prospects at the start of the build-up in activity we expect this year. Fyfe Asia is poised to make a significant contribution in 2013, again as I mentioned, anchored by the work in Hong Kong and Singapore.

These are the keys to achieving our objective of diluted earnings per share in the range of $1.60 to $1.80 and achieving our targets for cash from operations and return on invested capital. Our plan for the remainder of the year means a stronger second half and then particularly expectation that the third quarter will be our strongest quarter of the year.

On the fourth quarter call, I gave you a bridge identifying the key elements of our growth plan for 2013. I’d like to provide an update to that bridge reflecting the outlook we see for the remainder of the year. Keep in mind that the starting point excluded the earn-out reversal from 2012 and moderation between the years for Morocco; all in worth about $0.24.

First, the improvements we expect from the International Water and Wastewater segment, primarily Asia-Pacific, consistent with our view at the start of the year accounting for about $0.20 of the earning growth we expect in 2013. The contribution from Energy and Mining will likely be a little less because of lower expectations from Bayou’s New Iberia coating facilities. I would say in the range of E&M can add another $0.15 or more to growth in 2013, with Wasit being the largest contributor and also the largest area of influence related to its ultimate timing.

With the step up in investments to accelerate the growth, the contribution from Commercial and Structural moderates a bit to $0.05 to $0.07. And I think the improved outlook for North American Wastewater and Water rehabilitation could lead to a $0.07 or greater contribution to growth. There are other ins and outs as well that gets us into the range we expect for EPS this year, but those are the main points.

We firmly believe the global end markets we serve across the energy, mining – mining, structural and wastewater rehabilitation markets remain strong today and in the near-term. It is clear that demand for energy will continue to increase over the foreseeable future. The U.S. is quickly joining Canada as an exporter of energy through the significant investments being made in the shale formations and in the Gulf of Mexico to develop both oil and natural gas.

Refining capacity continues to be stretched. Low gas prices have enhanced the cost position of the U.S. petrochemical industry, driving both expansion and increased inspection and maintenance needs. We believe this adds another dimension to our objective for sustainable growth through the technologies and services we offer in North America and our efforts to grow our presence in key international markets.

This encouraging market development reinforces our goal to increase our exposure in engineering, inspection and maintenance segments of the industry. The recurring nature of these activities at attractive margins is why we are expanding Corrpro’s industry leading position in cathodic protection and in our efforts to find complementary technologies and services. We continue to see a tremendous opportunity to develop a strong conversion market for Fibrwrap that is still in the early stages of development. That requires investment and an entrepreneurial spirit. Our Fibrwrap team has both.

Finally, for the global wastewater market, we require superior execution and a clear understanding of what this market can and can’t do despite the obvious need for increased investment to rehabilitate the decaying infrastructure system globally. We believe this business continues to position itself better and better to drive consistency and cash generation across the platform.

With that, let me now turn the call over to the operator for the question-and-answer session.

Operator:	Thank you, sir. [Operator Instructions]

Our first question is from Arnold Ursaner of CJS Securities. Your question, please.

Arnold Ursaner:

For my question, I’d like to focus on slide four and slide six of your presentation. In both cases, it’s very clear you’re talking about things being more back-half of the year loaded. And I know you’ve given a tremendous amount of detail on the call. But particularly as you look at slide six, where you’re trying to help convey the earnings seasonality, you’ve previously mentioned Q1 is typically about 10%. I guess I’m trying to get a feel for how little we should expect in Q2 relative to the full-year expectation and how much we should expect in Q3?

John Joseph Burgess:	I think we’re still roughly at a two-thirds, one-thirds or one-third, two-thirds, I guess, for first half versus second half.

Arnold Ursaner:	I don’t know if there’s any more you wanted to add there.

John Joseph Burgess:	There’s not.

Arnold Ursaner:

Okay. And then my other related question is, obviously, you incur expenses in Q1 impacted by weather and delays and other factors. How should we think about your ability to recover the margin during the back-half of the year from expenses – almost like an airline, once you’ve the incurred the expense of labor and other things and haven’t used them, how do you make it up, in your mind, in the back-half of the year?

John Joseph Burgess:

Well, there’s – you would have to parse that, Arnie, almost business-by-business. If you go to our North American Wastewater operation, I think we’re actually much, much better at how we manage those crews. If you recall back in 2011 where we kind of had the last terrible winter for that, we ended up – we would be off three days and then try to mobilize a day and then get a half-a-day of production out of a crew.

I think what we did more this year is just down the crews versus trying to chase small project activity and spending a lot of money mobbing and de-mobbing just to get guys working. So I think our fixed cost management of our crew structure within NAR in severe weather situations, once we deem them to be prolonged or potentially prolonged, is much better. So the way you manage that is just to – is just to down the crews and get them working only when you can get into an efficient production run.

And I actually think the team did – I think the team did pretty well there. The real big impact there was we just had brutally bad weather in Canada, which is where our crews are actually most expert at working in very, very difficult weather conditions, but it was just very difficult. If you go to E&M, again it’s different. David was talking about something of these delays in Morocco. If we’re not working and we’re mobilized, we obviously cover our fixed cost through day rate structures in commercial contracts that certainly covers us from a fixed cost position. But it doesn’t help us generate the higher margin profile that we had an expectation for.

And then I would say the – I would say the Commercial and Structural business is kind of similar to NAR. You just have to be disciplined about not deploying your crews to whether in kind of an -we’re working Monday, we’re not working Tuesday, we’re working Wednesday, we’re not working Thursday, because that’s a lot of up and down that drives increased fixed cost. So I actually think we have our arms around that pretty good.

Arnold Ursaner:	Thank you.

John Joseph Burgess:	You’re welcome.

Operator:	Our next question is from Eric Stine of Craig-Hallum. Your question, please.

Eric Stine:	Hey, everyone. Thanks for taking the questions.

David A. Martin:	Good morning.

Eric Stine:

You just touched on this, but I guess I’d like to focus a little bit on NAR. I know you’ve – and you touched on this, talking about the steps you’ve taken over the last two years. But that gross margin was pretty solid in light of the weather. Any thoughts on how much the weather impact may have limited gross margins and then how should we take that or think about the rest of the year in that business?

John Joseph Burgess:

We remain unchanged in terms of our margin profile expectation, which is we think high single-digits on the operating margin standpoint. We’ve got good backlog. When we could work in the first quarter, we enjoyed really strong productivity. We completed the largest – large diameter project we’ve done in a while for the Trinity River Authority in Dallas 19 96-inch shocks that we started late last year. That’s completed during the first quarter.

We feel good about where that business is. Not only do we have strong backlog but – and you guys heard me talk about this over the years, but there’s – in pockets in the U.S., because of where some of our communities are in terms of progressing against their consent decrees, there’s some consolidated work. So we have a number of projects that we’ve won with MSD here in St. Louis. You’ve seen us issue some press releases on substantial amounts of work that we’ve won in Baltimore on larger scale projects.

And of course, as you’ve – again, as you heard me discuss over the years, that gives us an opportunity to base-load crews, get them at a high level of productivity, be efficient with project management and field engineering resources. And I just contrast that to what we saw in late 2010, 2011, most of 2012, where average order size dropped very, very low which strains our OpEx in that business significantly. So we see the little bit of improved conditions there. So I think it’s our belief that that will shake into – that will shakeout into improved margin performance.

Eric Stine:

Okay, thanks for that. And maybe we can just turn to some of the projects that you’ve referenced that are not – you’ve got good visibility into but they’re not in backlog. First on the offshore, just to clarify, so that’s about $20 million. Is that something that you know you’re going to get that business, you just don’t include in backlog until you actually have the pipe to coat?

John Joseph Burgess:	I’m sorry, Eric, which project?

Eric Stine:	The Bayou project, the offshore project that’s moved to 2014, is that a project that you’ve got it, you just don’t include it in backlog until you have the pipe in hand to coat?

John Joseph Burgess:	Yes. It’s an awarded project where we’ve either signed a purchase order or a contract and it’s scheduled, but then the client controls obviously when they choose to buy the pipe and ship it to us.

Eric Stine:	Okay.

John Joseph Burgess:

Often case, they do that and we store it in our yard, and you’ve probably heard us say that over years, where we will often have pipe in our yard for sometimes six, nine months, even up to a year because the large pipeline contractors or an integrated player who’s running the project will buy pipe as a commodity based on the price of steel. So they’ll into the market and buy pipe when it’s very cheap and then they’ll pay us or somebody to store it. Unfortunately, we obviously don’t recognize most of our revenue and profitability until we’re actually performing the coating services.

Eric Stine:

Okay. And then on the NAR project, just the soft backlog, anyway you can quantify kind of what that looks like maybe relative to a typical quarter? It sounds like it’s more than it usually would be at this time of year.

John Joseph Burgess:

Well, the market – I would say the market started slowly this year in January and February. But as I – one of us mentioned in our remarks, the May – excuse me, the March – our March acquisitions were our highest acquisition level in three years in the market. And that’s pretty significant because that kind of gets us back into 2010, where we were – where we had some stimulus-related tailwinds still. So very, very strong acquisitions month in March, bid table is very robust.

Again, as I’m always cautious in talking about the North American market, because I don’t think there is a fundamental change in the market to where you’ll hear me say, hey, this market looks like it’s going to be 15% or 20% bigger. It’s really in places like St. Louis and in Baltimore, some cities in the Northeast, some areas in Florida and in the Southeast, where communities have moved kind of, if you will, out of engineering – negotiation and engineering phase with regulatory authorities and into the capital execution phase of projects. And we’ve been able to be very competitive on those works and do well in terms of acquisitions.

And as I said, that will flow from soft to hard backlog as we work through the year. And the rolling bid table looks good to us. So we have high expectations for the North American business this year.

Eric Stine:	Okay. Thanks a lot.

Operator:	The next question is from Liam Burke of Janney Capital. Your question, please.

Liam Burke:	Yes, thank you. Good morning, Joe. Good morning, David.

John Joseph Burgess:	Good morning, Liam.

David A. Martin:	Good morning.

Liam Burke:

Joe, you have a reasonable visibility beyond the published backlog numbers. You have the crews deployed. As you go and look through the balance of the year, on a weighted basis, where are the risks in the business? Is it lack of demand or acquiring business or is it execution here, outside of the fact that weather created some problems for the first quarter?

John Joseph Burgess:

Yeah. Well, I would say it’s not execution. I guess the way we look at that is we – as we were certainly in the first quarter and then looking at our prospects for the year, is you kind of take a look at your backlog position and then we try to analyze what do we have to acquire and execute in 2013 to make these numbers, versus just working off our backlog. And I guess one of the reasons we’ve drawn the very strong conclusion that our guidance range is fine is because there’s really nothing unusual there that has to happen.

If you look at North American business, like I said, our acquisitions are solid. The basic backlog position is solid. The acquisitions have been solid. The bid table looks solid. We’ve maintained a plus 40% to pushing 50% win rate based on dollars in the marketplace really over the last two, two and a half years at what we deem to be fair contracting margins. And then of course that feeds our manufacturing facilities. So you put all that together and we feel good about where our North American business is for the year.

Corrpro, kind of the same. Obviously, a different end market. They did a lot of different projects but – $72 million worth of backlog; good pace of acquisitions; again, very good bid table to us. We understand our win rates in key markets. We continue to drive to a higher margin profile in that business. So we don’t think – there’s nothing in either of those businesses. Let me take it maybe from another angle. There’s nothing in those businesses where we have to win a $50 million project and we have to start it in June to make our numbers. That’s just really not going on.

While – if you go to some more of our project-oriented businesses, while certainly we were disappointed in the production in Morocco, we feel pretty comfortable that that project is going to finish off in the late summer, which means it’s entirely a 2013 event. While we’ve been frustrated with the scheduling on Wasit, we’ve completed the onshore production testing. So joints are being shipped. We’re getting organized now with the primary contractors to get on those barges – to get on the barge in the late summer – excuse me, in the late second quarter. So that scheduling is firmed, and as I’ve detailed before, that’s a big – that’s obviously a big economic output for – input for 2013.

I guess if I was going to chat about some areas that are a little softer, we’ve mentioned Bayou. We factored into our analysis the fact that this relatively large – this large project was pushed into 2014. There’s certainly some bid opportunities that we’re hopeful to capture, but we’re not really counting on them in our current analysis. And then we’ve spend a lot of time, obviously, on our Commercial and Structural platform, primarily in the North American market. If you parse the backlog position of C&S, Asia is kind of booked with what we predicted them to do financially. They just need to get the work accomplished, and we would actually hope that there’s some upside over there.

The North American market is a little bit more of a bid table and we need to win work. But I have to say, acquisitions in March were encouraging, and so we feel like, with that and the bid table, which we have – obviously, we’ve only owned the business for 15 months, 18 months, but we do think we have an emerging understanding of their conversion rate of what bid table and different activities look like in the different segments. So we think they’re going to achieve their goals as well.

Liam Burke:	Okay, great. Thank you, Joe.

Operator:	Our next question is from David Rose from Wedbush Securities. Your question, please.

David Rose:

I have a couple follow-up questions on C&S. Can you walk us through, first of all, the year-over-year backlog change? I think you have a – in your slide presentation, you indicate the change, but I think that’s sequential in North America. Is backlog up or down year-over-year in North America for Fyfe?

David A. Martin:

David, it’s actually up from year-end by about 5%. From this time – it’s down in hard backlog from this time last year due to the higher number of pipeline projects that were in backlog this time last year. But I would tell you that our soft backlog has increased year-over-year and – probably to the tune of – probably 10% from where it was last year at this time and particularly from year-end. So we put those two things together, it’s an improved backlog position for North America.

David Rose:	So if we’re looking at Fyfe North America...

David A. Martin:	That’s right.

David Rose:	It’s down year-over-year, but the soft backlog, which is backlog that you’ve been awarded but contracts haven’t been signed?

David A. Martin:	That’s right.

David Rose:

Okay. And so as we think about working through the remainder of the year, how do you get comfortable with the timing on Fyfe, as some of these projects have slipped, not because of your own doing, but because of your customers decisions? How do you get comfortable with the timing of those projects that have been moved out?

John Joseph Burgess:

Well, as David’s remarks suggested, I would say two-thirds of the profitability that shift to the back-half of the year was in one project with – that’s in the power industry and it’s just related to when they ultimately decided – they shifted the maintenance outage. That could happen again, but we would think not just based on the nature of the facility and what their overall maintenance needs are. So what – again, what we look at more, because we could spend a lot of time here fretting about a customer-driven delay, but we really can’t control that, again. So I’ll go back to what I said to one of the previous – on the previous answer.

What we really try to look at is, what is the pace of our acquisitions, what does our bid table look like. We have a strengthening understanding within certainly the Fyfe North American business about what is our book-to-burn relationship. A lot of those projects, you get on them and then they churn even within the quarter that you’re working on. And we think we’re in a – I wouldn’t say a comfortable position, but certainly one that’s going to allow us to achieve our goals in 2013.

David Rose:	So base is the 30% assumption is global, assumption for revenues, not something North America, correct?

John Joseph Burgess:	That’s correct.

David Rose:

So what we have to see is the actual backlog number, the bid table convert to backlog, and then that backlog convert to sales for the Hong Kong projects and the North American projects and then we feel comfortable?

John Joseph Burgess:

Well, the Hong Kong projects are starting to work. Those projects were awarded to us late last year, and so we’ve been in – when you get one of these projects, you don’t get it on one day. You don’t get it on Tuesday and start working on Wednesday. There’s a lot of logistical things and maybe including permitting and just coordination things that go on. And so that’s taken some time. That’s taken some – it’s taken most of the first quarter. So, both the pipeline project and the port project that’s more oriented towards cathodic protection are starting to work in Hong Kong. We don’t – Brian is sitting right here. I don’t think we’re losing any sleep on that.

Brian Clarke:	No, we’re okay, no.

John Joseph Burgess:

So – again, so when I’m talking about having to analyze what your bid table looks like, what’s your book-to-burn relationship, pace of acquisition, et cetera, that’s primarily for the North American market.

David Rose:

Okay. And then just to be clearer on the E&M side of the business, at what point do you see backlog – as the backlog continues to decline, at what point do you really need to increase backlog to hit your – where you start to change your expectations for the back-half of the year? Can you run up to the third quarter with declining backlog and still hit your targets?

John Joseph Burgess:

Well, I think we would generally be concerned if we ran two or three consecutive quarters with declining backlog. But what I said earlier is the backlog level at UPS and the U.S. and Canadian business and the backlog level at Corrpro and, again the North American businesses, are very solid and the pace of acquisitions look very good. And so that means we don’t – we believe very strongly that we’ll achieve 2013.

I guess what I would say to – if I understand the structure of your question, I think we could achieve 2013 even if our backlog moderated for a couple of quarters. Now, that would not bode well for 2014, but I don’t necessarily think it would be particularly damaging to 2013 just because we have a lot of backlog in hand in those businesses and the acquisition pace and the bid table near-term looks very, very solid to us.

David Rose:	Okay, great. Thank you very much.

John Joseph Burgess:	You’re welcome.

Operator:	Our next question is from the Noelle Dilts of Stifel. Your question, please.

Noelle Dilts:	Thanks. Hi, good morning.

David A. Martin:	Good morning.

Noelle Dilts:

I’d like to circle back to NAR for a moment. Really given you have some interesting kind of moving pieces here, moving from the first quarter into the second quarter. So you have kind of the roll off of the Trinity River project, but also improving weather. So I just was curious if you could comment on kind of your sequential expectations in terms of revenues and then profitability given that you have this larger diameter, high-margin project rolling off.

John Joseph Burgess:

I think NAR will look kind of like it does most years; a low first quarter and then will – the second quarter will be better certainly than the first quarter. Third quarter, significantly better, as that’s generally the prime construction season. And for that, we all -we monitor that, Noelle, in the sense of how many crews do we have and how many are in the field. So, you might – if we’re running a 55, 56 crew operation, certainly by the middle of the second quarter and well into the third, we need them all in the field each and every week. And that’s why we take a lot of time in the first quarter to go through significant training needs, equipment refurbishment.

You get a lot of that type of activity in the first quarter, because we just don’t have time for that in the second and the third quarter. And then the fourth quarter, I think – and I think this proved out at least since I’ve been at Aegion and old Insituform. The fourth quarter can be roughly as strong as the third, but you have – but for the holiday issue and then you have uncertainty of weather as you get later and later in the year. However, if the weather holds, we typically have plenty of backlog to work off as we go into the fourth quarter. So, you’re going to ramp up second and third, and then the fourth quarter, if the weather is great, can be somewhere in between second and third. And if the weather is not great, it probably looks more like the second quarter.

Noelle Dilts:

Okay. Thanks. And then can you provide an update on the Bayou insulation facility? It sounds like the capital spending piece of that is done. But can you provide us an update on the testing and approvals, when you think you could start to see production out of that facility?

John Joseph Burgess:

Yeah. The testing is – it’s a multi-faceted testing program. We go through a lot of it internally and then we do some testing at independent labs just to verify our internal testing. And then a mix of customers will come in and we’ll make some pipe – coat some pipe, insulate some pipe and then they’ll test it themselves, both internally and externally. And that’s essentially finished.

And the facilities have performed well during that testing. So we’re bidding work. We’re bidding work in the Gulf now. So we’ve not planned on any 2013 activity in that business, or if we have, it’s just a very, very modest amount. But we are bidding some substantial projects. And when I say substantial, they look like projects you’re familiar with, with the Bayou Coating operation. So they’re not onsies and twosies; they’re 15s and 20s. So we’re out there selling that and bidding it. And certainly, from a 2014 perspective, we have expectations that there will be a fairly sizable placeholder for those facilities.

Noelle Dilts:

Okay. And just to expand on that, you just – you talked about this more in the press release and on the call today, but you did talk about a lull in the release of Gulf of Mexico projects. You did mention that on the call as well. But what do you think is driving that lull and why do you expect the activity to pick up more for 2014?

John Joseph Burgess:

I really don’t know what’s driving the lull, other than our customers seem to be focused on wrapping up project activity that they had versus then kind of getting 60% to 70% through with one project and then moving on to another. They seem to be focused on completing those activities. They’ve not given us any signal that that has anything to do with what their plans are for 2014 at this stage, but that could happen.

Again, as I said, this is easily our most volatile businesses, because the capital efforts for our clients – the projects are big for us and they’re enormous for our clients. We might have a $20 million order on a small project activity base in the Gulf offshore will be $0.5 billion and it’s often quite larger than that. So they either have the spicket on or they have it off in any particular time. So – but from what we hear, again, we’re still encouraged about 2014. But certainly, the things that we expected to start in 2013 that we’re going to straddle into 2014 have been pushed.

Noelle Dilts:	Okay. Okay, thanks a lot.

Operator:	At this time, I’m showing no further questions. I’d like to turn it back to Mr. Burgess for any further remarks.

John Joseph Burgess:

Okay. Thank you very much. We obviously issued a pre-announcement just to get in front of some of these weather and project delay issues. So, the quarter turned out about the way we expected it to when we did that announcement about a month ago. I’ll just reiterate, we’ve spent a lot of time, and as we suspected it would, a lot of the questioning are around our – have been around our path to achieving our guidance that we gave earlier in the year. And we think we’ve given you a lot of good data that suggest that we’re going to get there. So, appreciate your interest. And I’m sure we’ll be talking to you as we proceed on through 2013. Thank you very much.

Operator: Ladies and gentlemen, thank you for participating in today’s conference. This concludes the program. You may now disconnect. Good day.

END